Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-222515, 333-223322, 333-256046, 333-263858, 333-265018 and 333-266354) on Form S-8 of our reports dated February 22, 2023, with respect to the consolidated financial statements of Liberty Latin America Ltd. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Denver, Colorado

February 22, 2023